UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): December 6, 2001



                         FITZGERALDS GAMING CORPORATION
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             (Exact name of registrant as specified in its charter)



                                     NEVADA
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                 (State or other jurisdiction of incorporation)



               0-26518                                 88-0329170
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       (Commission File Number)             (IRS Employer Identification No.)



                  301 FREMONT STREET, LAS VEGAS, NEVADA 89101
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              (Address of principal executive offices) (Zip code)



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      (Registrant's telephone number, including area code): (702) 388-2400


                                       NA
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         (Former name or former address, if changed since last report)

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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

ITEM 5.  OTHER EVENTS

     On December 5, 2000, the Company (together with its subsidiaries) commenced cases under Chapter 11 of the Bankruptcy Code (collectively, the "Bankruptcy Cases" ) in the United States Bankruptcy Court for the Northern District of Nevada (the "Bankruptcy Court"). The Bankruptcy Cases are jointly administered and coordinated under Case No. BK-N-00-33467 GWZ. The Bankruptcy Cases were commenced in accordance with an Agreement Regarding Pre-Negotiated Restructuring, dated as of December 1, 2000 (the "Restructuring Agreement"), with the holders (the "Consenting Noteholders") of a majority in interest of the Company's 12.25% Senior Secured Notes (the "Notes") issued under an indenture dated December 30, 1997 (the "Indenture"). The Restructuring Agreement contemplates an expeditious and orderly sale of all of the Company's operating assets and properties as going concerns.

     Under the terms of the Restructuring Agreement, upon the closing of each sale of the Company's assets, the net proceeds of the collateral for the Notes, less certain reserves for management incentives and other liabilities, must be distributed to the Indenture Trustee for the benefit of and distribution to the holders of the Notes in accordance with the Indenture. All of the Company's assets remaining after such sales, including any notes received as part of the consideration for the sales of the Company's assets and payment of remaining liabilities of the Company, will be transferred to a liquidating trust created for the benefit of the holders of the Notes and others under a plan of reorganization to be consistent with the terms of the Restructuring Agreement.

     On March 19, 2001, as part of the restructuring contemplated in the Restructuring Agreement, the Company, as debtor in possession, received Bankruptcy Court approval to: (i) sell free and clear of liens pursuant to
Section 363 of the Bankruptcy Code substantially all of its assets; and (ii) assume and assign pursuant to Section 365 of the Bankruptcy Code contracts used in its operations in Las Vegas, Nevada, Black Hawk, Colorado and Tunica, Mississippi to an affiliate of The Majestic Star Casino, LLC, an Indiana limited liability Company ("Majestic"), pursuant to the Purchase and Sale Agreement dated as of November 22, 2000, as amended on December 4, 2000 and November 1, 2001 (the "Purchase Agreement").

     Pursuant to the Purchase Agreement the Company agreed to: (i) sell free and clear of liens pursuant to Section 363 of the Bankruptcy Code substantially all of the Company's assets including Fitzgeralds Las Vegas, Fitzgeralds Black Hawk and Fitzgeralds Tunica; and (ii) assume and assign pursuant to Section 365 of the Bankruptcy Code contracts used in its operations at Fitzgeralds Las Vegas, Fitzgeralds Black Hawk, and Fitzgeralds Tunica, as well as the Company's interest in The Fremont Street Experience Limited Liability Company (collectively, the "Assets") to Majestic for $149.0 million in cash, subject to certain holdbacks and adjustments, plus the assumption of certain liabilities relating to the Assets.

     Having satisfied all its closing conditions, including financing and licensing, on December 6, 2001 Majestic Star consummated the transactions contemplated by the Purchase Agreement. The purchase price for the Assets was $149.0 million, subject to certain adjustments and holdbacks specified in the Purchase Agreement which resulted in net proceeds prior to distributions of approximately $139.2 million. Of such amount, approximately $5.9 million was distributed to management, in consideration of non-competition and sales incentives pursuant to the Restructuring Agreement, and approximately $133.3 million was distributed to holders of the Notes on account of the $205.0 million aggregate principal amount of Notes outstanding and approximately $44.8 million in pre-petition interest. In addition, during 2001 the Company distributed approximately $16.8 million to holders of the Notes in accordance with the provisions of the Restructuring Agreement.

     In accordance with the Restructuring Agreement, an auction sale was to be scheduled for no later than June 15, 2001 in the Bankruptcy Court with respect to those operating assets and properties not sold pursuant to negotiated sales agreements such as the Purchase Agreement (principally Fitzgeralds Reno). With the consent of the Consenting Noteholders, the auction sale was not conducted and the Company and the Consenting Noteholders are preparing an amendment to the Restructuring Agreement to conduct the auction sale prior to September 1, 2002 in the event a negotiated sale of Fitzgeralds Reno is not accomplished during the first half of 2002.

     In that regard, the Company is actively seeking a buyer for its remaining property, Fitzgeralds Reno. It is contemplated that net proceeds from the sale or other disposition of the company's remaining assets and cash reserves remaining after final accounting on the Majestic Star transaction, in each case subject to payment of all administrative claims plus approximately $4.0 million to unsecured creditors as contemplated by the Restructuring Agreement, would be available for distribution to the holders of the Notes. There can be no assurance as to the amount or timing thereof.

     For further information concerning the Purchase Agreement, please refer to our Current Report on Form 8-K, dated December 5, 2000, and our subsequent filings with the Securities and Exchange Commission.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     (b) Pro Forma Financial Information

     The Registrant currently intends to file any pro forma financial information that may be required pursuant to Article 11 of Regulation S-X no later than February 19, 2002, 60 days after the date this Form 8-K was required to be filed.


                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date:  December 19, 2001           FITZGERALDS GAMING CORPORATION
                                   (Registrant)



                                   By:  /S/ MICHAEL E. MCPHERSON
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                                                 Michael E. McPherson
                                       Executive Vice President, Chief Financial
                                            Officer, Treasurer and Secretary